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                                  EXHIBIT 4.4

                            EXCEL REALTY TRUST, INC.

                             ARTICLES OF AMENDMENT

     Excel Realty Trust, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

     FIRST: The Corporation hereby amends its Charter as currently in effect by deleting therefrom in their entirety Articles FIRST through NINTH of the Articles of Amendment and Restatement of the Corporation filed with the Department on May 23, 1995 and inserting in lieu thereof, the following:


                                   ARTICLE I

                                 INCORPORATOR

     The undersigned, Daniel T. Howard, whose address is 701 "B" Street, Suite 2100, San Diego, California 92101-8197, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.


                                  ARTICLE II

                                     NAME

     The name of the corporation (which is hereinafter called the "Corporation") is New Plan Excel Realty Trust, Inc.


                                  ARTICLE III

                                    PURPOSE

     The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust qualifying under Section 856 through 860 of the Code.


                                  ARTICLE IV

                 PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

     The post office address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, 19th Floor, Baltimore City, Maryland 21202, Attention: Douglas
M. Fox. The name of the resident agent of the Corporation in the State of Maryland is Douglas M. Fox, c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, 19th Floor, Baltimore City, Maryland 21202. The resident agent is an individual resident of the State of Maryland.


                                   ARTICLE V

                                     STOCK

     Section 1. Authorized Shares. The total number of shares of stock that the Corporation has authority to issue is 275,000,000 shares, of which 250,000,000 are shares of Common Stock, $.01 par value per share ("Common Stock"), and 25,000,000 are shares

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of Preferred Stock ("Preferred Stock"), $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,750,000.

     Section 2. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote.

     Section 3. Issuance of Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series or classes as authorized by the Board of Directors. Prior to issuance of shares of each series or class, the Board of Directors by resolution shall designate that series or class to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series or class and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series or class of Preferred Stock outstanding at the time and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series or class of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series or class of Preferred Stock.

     Section 4. Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws of the Corporation.


                                  ARTICLE VI

                     PROVISIONS FOR DEFINING, LIMITING AND
                 REGULATING CERTAIN POWERS OF THE CORPORATION
                     AND OF THE STOCKHOLDERS AND DIRECTORS

     Section 1. Number and Classification. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be fifteen (15), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum required by the Maryland General Corporation Law nor more than twenty-one (21). The directors may increase the number of directors and may fill any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, subject, however, to any limitations imposed thereupon in the Bylaws of the Corporation, and subject further to the limitation on the maximum number of directors as set forth hereinabove.

     The directors shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class, to be designated as Class I, to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class, to be designated as Class II, to hold office initially for a term expiring at the second succeeding annual meeting of stockholders, and another class, to be designated as Class III, to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualified.

     At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified.

     Section 2. Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director or the entire Board of Directors may be removed from office at any time, but only for cause.

     Section 3. Authorization by Board of Stock Issuance. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws of the Corporation or in the general laws of the State of Maryland.

     Section 4. No Preemptive Rights. Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to Section 3 of Article V, no holder of shares of stock of the Corporation shall, as such holder, have any

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preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation that it may issue or sell.

     Section 5. Indemnification. The Corporation may, and may obligate itself to, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

     Section 6. Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

     Section 7. Related Party Transactions. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement of the character described in Section 6 of this Article VI or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

     Section 8. Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

     Section 9. Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

     Section 10. REIT Qualification. The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

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          Section 11.  Stockholder Approval. Notwithstanding any provision of law requiring the affirmative vote of the holders of a greater number of votes, the affirmative vote of a majority of all votes entitled to be cast on any matter or act requiring approval of the stockholders of the Corporation (including, but not limited to, any amendment to the charter, merger, consolidation, share exchange, transfer of assets or dissolution) shall be sufficient, valid and effective, after due authorization, approval or advice of the Board of Directors.


                                  ARTICLE VII

                            RESTRICTION ON TRANSFER,
                      ACQUISITION AND REDEMPTION OF SHARES

          Section 1. Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

          "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock under
     Section 542(a)(2) of the Code either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

          "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 3(g) of this Article VII, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code.

          "Constructive Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such shares of Equity Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

          "Equity Stock" shall mean stock which is either Common Stock or Preferred Stock.

          "Excess Transfer" has the meaning specified in Section 3(a) of this
     Article VII.

          "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of the applicable class or series of Equity Stock, on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of the applicable class or series of Equity Stock, on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the applicable class or series of Equity Stock, may be traded, or if not then traded over any exchange or quotation system, then the market price of the applicable class or series of Equity Stock, on the relevant date as determined in good faith by the Board of Directors of the Corporation.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "Ownership Limit" shall mean 9.8% of the outstanding Equity Stock determined separately on a class by class and series by series basis and in each case without regard to any other class or series of stock comprising a portion of the outstanding Equity Stock; provided, however, that as respects the Series A Preferred Stock and the Series D Preferred Stock the Ownership Limit shall mean 9.8% of the outstanding Equity Stock considered together and shall not be determined separately on a class by class or series by series basis; and provided further that determination as to the Ownership Limit shall be by value or number of shares, whichever is more restrictive, except in the case of the Series A Preferred Stock and the Series B Preferred Stock, as respects each of which the determination as to the Ownership Limit shall be by value. The number and value of shares of outstanding Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

          "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Equity Stock provided that the ownership of such shares of Equity Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

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          "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) that results in a transfer to a Trust as described in Section 3 of this Article VII, the Purported Record Transferee unless the Purported Record Transferee would have acquired or owned shares of Equity Stock, for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

          "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) that results in a transfer to the Trust as described in Section 3 of this Article VII, the record holder of Equity Stock if such Transfer had been valid under Section 2 of this Article VII.

          "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

          "Series A Preferred Stock" shall mean the 8 1/2% Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of the Corporation as now or hereafter classified by the Board of Directors.

          "Series B Preferred Stock" shall mean the 8 5/8% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation, as now or hereafter classified by the Board of Directors.

          "Series D Preferred Stock" shall mean the 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, par value $.01 per share, of the Corporation, as now or hereafter classified by the Board of Directors.

          "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or Beneficially or Constructively (including but not limited to transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Stock), and whether such transfer has occurred by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

          "Trust" shall mean the trust created pursuant to Section 3 of this
     Article VII.

          "Trustee" shall mean a Person unaffiliated with either the Corporation, the Purported Beneficial Transferee or the Purported Record Transferee, that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee appointed by the Corporation.

          Section 2.  Ownership Limitation.

          (a) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit.

          (b) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Equity Stock that would be otherwise Beneficially Owned or Constructively Owned (as the case may be) by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (c) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Equity Stock that would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (d) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in
     Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the shares of Equity Stock that would cause the Corporation (i) to be "closely held" within the meaning

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     of Section 856(h) of the Code or (ii) otherwise to fail to qualify as a
     REIT, as the case may be; and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (e) A Transfer of a share of Equity Stock that is null and void under
     Section 2(b), Section 2(c) or Section 2(d) of this Article VII because it could, if effective, result in (i) the ownership of Equity Stock in excess of the Ownership Limit, (ii) the Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution), (iii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Equity Stock in the same or any other related transaction.

          Section 3.  Transfers to Trust.

          (a) If, notwithstanding the other provisions contained in this Article VII, at any time prior to the Restriction Termination Date there is a purported Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation or other event (an "Excess Transfer") (i) such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit or (ii) that, if effective, would cause the Corporation (1) to become "closely held" within the meaning of Section 856(h) of the Code or (2) otherwise to fail to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), then, except as otherwise provided in Section 10 of this Article VII, (x) in the case of an event described in clause (i) of this Section 3(a), such shares of Equity Stock in excess of the Ownership Limit or (y) in the case of an event described in clause (ii)(1) or clause (ii)(2) of this Section 3(a), the shares of Equity Stock being Transferred that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to the Trustee in his or its capacity as trustee of the Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the date of the Excess Transfer giving rise to (I) the potential violation of the Ownership Limit or (II) the event described in clause
     (ii)(1) or clause (ii)(2) of this Section 3(a).

          (b) The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

          (c) Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 3(e) of this Article VII, neither the Purported Beneficial Transferee nor the Purported Record Transferee shall have any rights in the Equity Stock held by the Trustee, and neither the Purported Beneficial Transferee nor the Purported Record Transferee shall benefit economically from ownership of any shares held in trust by the Trustee, have any rights to dividends or possess any rights to vote or other rights attributable to the shares held in the Trust.

          (d) The Trustee shall have all voting rights and rights to dividends with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Subject to Maryland law and provided that the Corporation has not already taken irrevocable corporate action on the basis thereof, any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer giving rise to (i) a potential violation of the Ownership Limit or (ii) the event described in clause (ii)(1) or clause (ii)(2) of
     Section 3(a) of this Article VII shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Equity Stock for the benefit of the Charitable Beneficiary. Notwithstanding any provision hereof to the contrary, until the Corporation has received notification of the transfer of Equity Stock into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

          (e) The Trustee of the Trust may transfer the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Limit or the other limitations of Section 2 of this Article VII. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Beneficial

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     Transferee and to the Charitable Beneficiary as provided in this Section
     3(e). The Purported Record Transferee shall have no right or interest in any such proceeds. The Purported Beneficial Transferee shall receive the lesser of (1) the price paid by the Purported Beneficial Transferee for the shares or, if the Purported Beneficial Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Purported Beneficial Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 3(e) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Purported Beneficial Transferee and the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Equity Stock as to which such restrictions would, by their terms, apply, and to hold such Equity Stock on behalf of the Corporation.

          (f) Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and
     (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer occurred.

          (g) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Purported Beneficial Transferee and Purported Record Transferee if (i) the shares of Equity Stock held in the Trust would not violate the Ownership Limit in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code.

          Section 4. Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article VII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article VII, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 2(b), Section 2(c) or Section 2(d) of this Article VII shall (i) be void ab initio and (ii) automatically result in the transfer to the Trust described in Section 3, irrespective of any action (or non-action) by the Board of Directors; provided, further, that the provisions of this Section 4 shall be subject to the provisions of Section 5 of this Article VII.

          Section 5. Settlement. Nothing in Section 3 of this Article VII shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

          Section 6. Notice To Corporation. Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article VII, or any Person who is a transferee such that a transfer to the Trust results under Section 3 of this Article VII, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days' prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

          Section 7. Information For Corporation. Prior to the Restriction Termination Date:

          (a) every Beneficial Owner or Constructive Owner of 5.0% or more (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares Beneficially or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation's status as a REIT; and

          (b) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          Section 8. Other Action by Board. Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

          Section 9. Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

          Section 10.  Exemptions by Board.

          (a) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days' written notice from a Transferee prior to the proposed Transfer that, if consummated, would result in the intended Transferee Beneficially Owning shares in excess of the Ownership Limit, and upon such other conditions as the Board of Directors may direct, may exempt a Person from the Ownership Limit.

          (b) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors, may exempt a Person from the limitation on a Person Constructively Owning shares of Equity Stock in excess of the Ownership Limit, if such Person does not and represents that it will not own, directly or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B)) in a tenant of the Corporation and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such shares of Equity Stock in excess of the Ownership Limit being transferred to the Trust in accordance with
     Section 3 of this Article VII.

          Section 11. Legend. The Board may elect that each certificate for shares of Common Stock and for shares of Preferred Stock shall bear substantially the following legend:

          The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the charter of the Corporation, no Person may Beneficially Own or Constructively Own shares of any class or series of the Corporation's Common or Preferred Stock in excess of 9.8% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the value or number of shares outstanding (whichever is more restrictive) of such class or series of the Corporation's Common or Preferred Stock. Any Person who attempts or proposes to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitation must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the securities represented hereby may be automatically transferred to a trust for the benefit of one or more charitable organizations to be designated by the Corporation.

          Section 12. Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

          Section 13. Discretion of Board of Directors. Anything to the contrary in this Article VII notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing, restricting or redefining the Ownership Limit in the event of a change in law.


                                  ARTICLE VIII

                                   AMENDMENTS

          The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. Any amendment to the charter of the Corporation shall be valid only if such amendment shall have been approved by the affirmative vote of a majority of all the votes of stockholders entitled to be cast on the matter. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation; provided, however, that: (i) neither the repeal or amendment of Section 5 of Article VI of the charter nor the adoption or amendment of any other provision of the charter inconsistent with said
     Section 5 shall adversely affect the rights of any person entitled to indemnification or advancement of expenses under said Section 5 or Article XII of the Bylaws of the Corporation with respect to any act or omission to act which occurred prior to such repeal, amendment or adoption; and (ii) neither the repeal or amendment of Article XII of the Bylaws of the Corporation nor the adoption or amendment of any other provision of the Bylaws inconsistent with said Article XII shall adversely affect the rights of any person entitled to indemnification or advancement of expenses under said Article XII or Section 5 of Article VI of the charter with respect to any act or omission to act which occurred prior to such repeal, amendment or adoption.


                                   ARTICLE IX

                            LIMITATION OF LIABILITY

          To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
     Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

          SECOND: These Articles of Amendment of the Corporation as hereinabove set forth have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

          THIRD: Immediately prior to the foregoing amendments, the Corporation had the authority to issue One Hundred Ten Million (110,000,000) shares of the Corporation's stock, consisting of Ten Million (10,000,000) shares of Preferred Stock, par value One Cent ($.01) per share, and One Hundred Million (100,000,000) shares of Common Stock, par value One Cent ($.01) per share. The aggregate par value of all such shares of stock which the Corporation had authority to issue being One Million One Hundred Thousand Dollars ($1,100,000).

          FOURTH: After giving effect to the foregoing amendments, the Corporation will have authority to issue Two Hundred Seventy Five Million (275,000,000) shares of the Corporation's stock, consisting of Twenty Five Million (25,000,000) shares of Preferred Stock, par value One Cent ($.01) per share and Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value One Cent ($.01) per share. The aggregate par value of all such shares of stock which the Corporation has authority to issue being Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000).

          FIFTH: The Articles Supplementary filed with the Department on February 4, 1997, in respect of the Corporation's 8 1/2% Series A Cumulative Convertible Preferred Stock, on January 12, 1998, in respect of the Corporation's 8 5/8% of Series B Cumulative Redeemable Preferred Stock, on June 5, 1998, in respect of the Corporation's Series C Junior Participating Preferred Stock, and on September 28, 1998 in respect of the Corporation's 7.80% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, and in each case setting forth with respect to the such stock the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption applicable thereto, remain in full force and effect without modification or amendment hereby, and the information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the foregoing amendments.

          SIXTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          In Witness Whereof, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of this 28th day of September, 1998.



     Attest:                           Excel Realty Trust, Inc.


     /s/ Richard B. Muir               By /s/ Gary B. Sabin,
     -----------------------------       --------------------------------
     Richard B. Muir, Secretary              Gary B. Sabin, President